Exhibit 10.1 Agreement with Barry Gewin

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of this 5th day of March, 2002, between World Health Alternatives, Inc., a Florida Corporation
with its principal offices located at 155 Limekiln Road, Darlington,
Pennsylvania (hereinafter referred to as "CORPORATION"), and Barry Gewin, located at 323 McClain Road, Enon Valley, Pennsylvania (hereinafter referred to as "CONSULTANT").

WITNESSETH:

WHEREAS, CONSULTANT is in the business of providing a variety of consulting services to private and publicly traded companies;

WHEREAS, CORPORATION desires to engage the services of CONSULTANT; and

WHEREAS, CONSULTANT, desires to accept the engagement pursuant to the terms set forth herein.

1. Appointment
CORPORATION hereby appoints and engages CONSULTANT as its advisor and hereby retains and employs CONSULTANT on the terms and conditions of this Consulting
Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

2.  Engagement
CORPORATION engages CONSULTANT to provide the services described herein.
CONSULTANT accepts said engagement and CORPORATION as a Corporation, and agrees to provide services to CORPORATION as described herein pursuant to the provisions of this Consulting Agreement.

3.  Authority and Description of Services
During the term of this Consulting Agreement CONSULTANT will furnish some or all of the various services from time to time as requested by the CORPORATION and agreed upon by the parties as described herein as follows: a. CONSULTANT shall:
Act as liaison between CORPORATION and its current suppliers and new suppliers;
Act as advisor to CORPORATION with respect to existing and potential marketing of the Corporation's homeopathic and other products;
Advise the CORPORATION with respect to communication and information, which may include, but is not necessarily limited to, preparation of magazine advertorials, and assistance in the technical writing of a business plan and business overview to be used on the CORPORATION'S website.
Locate, interview and supervise the hiring of key management and sales personnel for the Corporation's business; Supervise and assist development of
Corporation's website; and

CORPORATION acknowledges that CONSULTANT will devote such time as is reasonably necessary to perform the services for CORPORATION, having due regard for
Consultant's commitments and obligations to other businesses for which it performs consulting services.

IT IS HEREBY ACKNOWLEDGED BY THE PARTIES THAT: CONSULTANT IS NOT ENGAGED TO
RAISE CAPITAL OR INTRODUCE THE CORPORATION TO INVESTORS FOR SUCH PURPOSES.

4.  Term of Agreement
This Consulting Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of twelve (12) months.

5.  Where Services Shall be Performed
Consultant's services shall be performed at the main office location of
CONSULTANT or other such designated location(s) as CONSULTANT deems appropriate.

6. Reliance upon CORPORATION
CORPORATION shall act diligently and promptly in reviewing materials submitted to it by CONSULTANT to enhance timely distribution of the materials and shall inform CONSULTANT of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

The CORPORATION acknowledges that the CONSULTANT is relying exclusively upon the information he receives from the CORPORATION and the CORPORATION acknowledges that it is responsible for the truthfulness of the information provided to the
CONSULTANT and therefore, the CORPORATION agrees to indemnify, defend, release and hold harmless the CONSULTANT, its Officers, Directors, Agents, Attorneys,
Employees or Assigns from and against any claims, losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys fees and disbursements) based upon, arising out of or otherwise resulting from the CONSULTANT entering into this Agreement.

7.  Duties of CORPORATION
a. CORPORATION shall supply CONSULTANT, on a regular and timely basis with all approved data and information about CORPORATION, its management, its products, and its operations and CORPORATION shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT so that CONSULTANT may take corrective action.
b. CORPORATION shall promptly supply CONSULTANT with full and complete copies of all filings with all Federal and State agencies and with all product/service brochures, sales materials, etc.
c. CORPORATION agrees to each of the points listed below and to indemnify and hold CONSULTANT harmless for any breach of these representations and covenants.

8. Representation, Undertakings and Indemnification
a. CORPORATION shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information and data which it supplies to CONSULTANT and CORPORATION acknowledges its awareness that
CONSULTANT will rely on such continuing representation.
b. CONSULTANT, in the absence of notice in writing from CORPORATION, will rely on the continuing accuracy of material, information and data supplied by
CORPORATION.
c. CORPORATION shall cooperate fully and timely with CONSULTANT to enable
CONSULTANT to perform its duties and obligations under this Consulting
Agreement.

9.  Compensation
In consideration for the services provided by CONSULTANT to CORPORATION, the
CORPORATION shall pay or cause to be delivered to the CONSULTANT and/or
Associates acting on the behalf of CONSULTANT as independent consultants, on the execution of this Agreement, or as otherwise provided, the following:

Seven Hundred Fifty Thousand Shares (750,000) shares of the Corporation's outstanding stock will be ISSUED to the CONSULTANT upon execution of this agreement.

10.Costs
The CORPORATION agrees to compensate the CONSULTANT for the cost of long distance telephone charges, , messenger services, lodging, travel, attorney's fees or any other out-of-pocket expenses, which may be necessarily incurred in providing consulting services.

All payments for out-of-pocket fees and expenses are due within fifteen (15)
days of presentation of invoices. If after the submission of an invoice(s)
and/or statement(s) for services rendered by CONSULTANT, the CORPORATION fails to immediately deliver sufficient cash to pay their invoice(s) or statement(s)
it shall be considered a material breach of the Agreements and CONSULTANT shall have no obligation to perform any further services and all fees and expenses due hereunder shall be deemed earned and due.

11  Limitation of CONSULTANT Liability
In the event CONSULTANT fails to perform its work or services hereunder, its entire liability to CORPORATION shall not exceed the amount of compensation
CONSULTANT has received from CORPORATION. In no event shall CONSULTANT be liable to CORPORATION for any indirect, special or consequential damages, nor for any claim against CORPORATION by any person or entity arising from or in any way related to this Consulting Agreement.

12.  Ownership of Materials
All right, titles and interest in and to materials to be produced by CONSULTANT in connection with this Consulting Agreement and other services to be rendered under said Consulting Agreement shall be and remain the sole and exclusive property of CONSULTANT.

13.  Parent and Subsidiary Companies or Entities
This Consulting Agreement applies to all parent, subsidiary or affiliate
Companies of CORPORATION.

14.  Exclusion with Respect to Partnership
The parties agree that in no way shall this Consulting Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of this Consulting Agreement, any liability for the commitments of any other party of any type, kind or sort.

15.Disclaimer
CONSULTANT is not being retained to perform accounting or legal services on behalf of CORPORATION. CONSULTANT is not licensed as a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities.

16. Organization and Capital Structure
The CORPORATION is duly organized, validly existing, and in good standing under the laws of the State of Florida, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

17. CONSULTANT as an Independent Contractor
CONSULTANT shall provide said services as an independent contractor, and not as an employee or of any CORPORATION affiliated with CORPORATION. CONSULTANT has no authority to bind CORPORATION or any affiliate of CORPORATION to any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith or with the acceptance of CORPORATION thereby becoming the sole responsibility of CONSULTANT. CONSULTANT is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded CORPORATION employees. CONSULTANT shall be solely responsible for any Federal, State or local taxes, and should CORPORATION for any reason by required to pay taxes at a later date, CONSULTANT shall reassure such payment is made by CONSULTANT and not by CORPORATION. CONSULTANT shall be responsible for all workers compensations payments.

18.  CONSULTANT May Engage in Conflicting Activities
CORPORATION hereby acknowledges notification by CONSULTANT and understands that
CONSULTANT does, and shall, represent and service other and multiple
Corporations in the same manner as it does CORPORATION, and that CORPORATION is not an exclusive Corporation of CONSULTANT.

19.  Termination of Agreement
This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in paragraph 4 above except as follows:
a.  Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;
b.  Upon the other party taking the benefit of any insolvency law;
c.  Upon the other party having or applying for a receiver appointed for either party; and/or
d.  As provided for in paragraph 21 below.

20.  Early Termination
In the event CORPORATION fails or refuses to cooperate with CONSULTANT, or fails or refuses to make timely payment of the compensation set forth above,
CONSULTANT shall have the right to terminate any further performance under this
Consulting Agreement. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and
CONSULTANT shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of Consultant's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

21. Notices
Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

As to CONSULTANT:

Barry Gewin
323 McClain Road
Enon Valley, Pennsylvania 16120

As to CORPORATION:

World Health Alternatives, Inc.
Edward Siceloff
                                            155 Limekiln Road
                                            Darlington, Pennsylvania 16115

22. Attorneys' Fees
In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post-judgment collection proceedings.

23.  Authority
The CORPORATION has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder including approval by the Board of
Directors of the CORPORATION. This Agreement has been duly executed and delivered and is the valid and binding obligation of the CORPORATION enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the other agreements contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, and the performance by the
CORPORATION of this Agreement, in accordance with their respective terms and conditions, will not:
(a) require the approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body or the approval or consent of any other person;
(b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any order, judgment, or decree applicable to the
CORPORATION, or any instrument, contract, or other agreement to which the
CORPORATION is a party or by or to which the CORPORATION is bound or subject; or
(c) result in the creation of any lien or other encumbrance on the assets or properties of the CORPORATION.

24. Arbitration
In connection with any controversy or claim arising out of or relating to this
Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code
Section 901 et. Seq.), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein shall, upon being rendered by the arbitrators, be submitted to a Court of competent jurisdiction within the State of
Pennsylvania or in any state where a party to this action maintains its principal business or is a Corporation incorporated in said state.

25. Governing Law
This Agreement shall be construed under and in accordance with the laws of the
State of Pennsylvania, and all obligations of the parties created under it are performed in Lawrence County, Pennsylvania. Further, in any controversy arising out of this Agreement, wherein arbitration is elected, the venue for said arbitration shall be in Lawrence County, Pennsylvania, and all parties hereby consent to that venue as the proper jurisdiction for said proceedings provided herein.

26. Legal Construction
In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

27. Prior Agreements Superseded
This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all parties hereto.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.

World Health Alternatives, Inc.

BY: /s/Edward Siceloff
President

Barry Gewin

BY: /s/Barry Gewin
Consultant